EMPLOYMENT AGREEMENT


Agreement dated January 1, 2000, between Whirlwind Marketing, LLC (hereinafter the Company) and James Gallagher (hereinafter the Employee).

     The Company employs the Employee, and the Employee agrees to be employed, on the following terms and conditions:

1. TERM OF EMPLOYMENT. Subject to the provisions for earlier termination herein, employment will begin on 01/01/2000 and go through 01/01/2002. (2 years)

2. SALARY. The Company shall pay Employee a salary of $ 45,000 per year, payable: Bi-monthly and bonus based on profitability.

3. DUTIES AND POSITION. The Company hires the Employee in the capacity as VP, Marketing, Employee's duties will generally be: to be responsible for all marketing and sales efforts for all products of the company.

The Employee's duties may be reasonably changed, increased or reduced at the Company's direction.

4. EMPLOYEE TO SERVE AS OFFICER IF ELECTED. Should the Employee be elected or appointed a director or officer of the Company during his employment, the Employee shall serve in such office without further compensation. The Company is not required by this agreement to cause the election or appointment of the Employee.

5. EMPLOYEE SHALL DEVOTE FULL TIME TO COMPANY. The Employee will devote full time and attention to the business of the Company, and during his or her employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. However, the Employee is not prohibited from making personal investments in any other businesses, so long as those investments do not require Employee to participate in the operation of the companies in which he or she invests.

6. CONFIDENTIALITY OF CUSTOMER LIST. Since the list of the Company's customers is a valuable, special, and unique asset of the Company, the Employee agrees, during or after the term of his employment, not to reveal the list, or any part of it, or other trade secret to any person, firm, corporation, association, or any other entity. The Company shall be entitled to restrain the Employee from disclosing the list, or any other trade secret, or form rendering any services to any entity to whom the list has been or is threatened to be disclosed. The right to an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages.

7. EXPENSE REIMBURSEMENT. The Employee may incur reasonable expenses, including expenses for entertainment, travel, and similar items. The Company shall reimburse the Employee for all business expenses if prior approved by an officer of the company after the Employee presents an itemized account of his expenditures.


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8.   VACATION. Employee is entitled to a yearly vacation of 2 weeks at full pay.
     The Employee shall take his yearly vacation over a consecutive period beginning on or after n/a and end on or before n/a .
                           ---                      ----

9. DISABILITY. If the Employee cannot perform hereunder because of illness or incapacity for a period of more than 8 weeks, the compensation otherwise due Employee during said illness or incapacity shall be reduced by 60 percent. Employee's full compensation shall be reinstated upon return to work. However, if the Employee is continuously absent from work for any reason for a period of over 6 months, the Company may terminate Employee and the Company's obligations under this agreement shall be discharged on that date.

10. TERMINATION OF AGREEMENT. Without cause, the Company may terminate this agreement at any time upon 30 days written notice to the Employee. Should the Company request, the Employee shall continue to work and be paid up to the date of termination. In addition, the Company shall pay Employee upon termination a severance allowance of two months salary, less deductions required to be withheld. Further, without cause, the Employee may terminate this agreement upon 30 days written notice to the Company. Employee shall work and be paid the regular salary up to the date of termination, but will not receive a severance allowance. In addition, and notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon 30 days notice to the Employee upon any of the following events:

          (a) Sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or

          (b) Sale, exchange, or other disposition of 51 percent or more of the Company's outstanding corporate shares; or

          (c)  Company's termination of its business, or

          (d) Merger or consolidation of the Company in a transaction in which the Company's shareholders receive less than n/a percent of the
                                                              ---
               outstanding voting shares of the surviving corporation.

11. DEATH BENEFIT. The Company will pay to the Employee's estate, upon death, any compensation due Employee up to the end of the month in which the Employee dies.

12. NON-COMPETITION. For two years after the end of this agreement, the Employee shall not, within a 10 mile radius of the Company's present place of business, directly or indirectly own, manage, operate, or control any business similar to that presently conducted by the Company.


Signed this day of ________________
By ________________                                ____________________________
Company Officer                                             Employee